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                                                                    EXHIBIT 99.3

                                                                  April __, 1997

                                     Form of
                            EXCHANGE AGENT AGREEMENT

The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001

Ladies and Gentlemen:

            Executive Risk Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), proposes to make an offer (the "Exchange Offer") to exchange up to $125,000,000 aggregate Liquidation Amount of its 8.675% Series B Capital Securities (Liquidation Amount $1,000 per Capital Security) (the "New Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like Liquidation Amount of its outstanding 8.675% Series A Capital Securities (Liquidation Amount $1,000 per Capital Security) (the "Old Capital Securities"), of which $125,000,000 aggregate Liquidation Amount is outstanding. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ________, 1997 (the "Prospectus"), proposed to be distributed to all record holders of the Old Capital Securities. The Old Capital Securities and the New Capital Securities are collectively referred to herein as the "Capital Securities." Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

            The Trust hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

            The Exchange Offer is expected to be commenced by the Trust on or about , 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Capital Securities to accept the Exchange Offer and contains certain instructions with respect to (i) the delivery of certificates for Old Capital Securities tendered in connection therewith and
(ii) the book entry transfer of Capital Securities to the Exchange Agent's account at the Depository Trust Company ("DTC").

            The Exchange Offer shall expire at 5:00 p.m., New York City time, on ___________, 1997 or on such later date or time to which the Trust or Executive Risk Inc. (the "Company") may extend the Exchange Offer (the "Expiration
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Date"). Subject to the terms and conditions set forth in the Prospectus, the
Trust and the Company expressly reserve the right to extend the Exchange Offer from time to time by giving oral (to be confirmed in writing) or written notice to you no later than 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date.

            The Trust and the Company expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Trust or the Company will give oral (to be confirmed in writing) or written notice of any amendment, termination or nonacceptance of Old Capital Securities to you promptly as promptly as practicable.

            In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

            1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

            2. You will establish an account with respect to the Old Capital Securities at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book Entry Transfer Facility's systems may make book-entry delivery of the Old Capital Securities by causing the Book- Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the Book- Entry Transfer Facility's procedure for such transfer.

            3. You are to examine each of the Letters of Transmittal, certificates for Old Capital Securities (or confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility) and any Agent's Message or other documents delivered or mailed to you by or for holders of the Old Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document

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has been improperly completed or executed or any of the certificates for Old
Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

            4. With the approval of any Administrative Trustee of the Trust or any person designated in writing by the Company (a "Designated Officer") (such approval, if given orally, to be confirmed in writing) or any other party designated by any such Administrative Trustee or Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

            5. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Capital Securities" and Old Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

            Notwithstanding the provisions of this paragraph 5, Old Capital Securities which any Administrative Trustee of the Trust or Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

            6. You shall advise the Trust and the Company with respect to any Old Capital Securities delivered subsequent to the Expiration Date and accept their instructions with respect to disposition of such Old Capital Securities.

            7. You shall accept tenders:

            (a) in cases where the Old Capital Securities are registered in two or more names only if signed by all named holders;

            (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and

            (c) from persons other than the registered holder of Old Capital Securities provided that customary transfer

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requirements, including payment of any applicable transfer taxes, are fulfilled.

            You shall accept partial tenders of Old Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the transfer agent for split-up and return any untendered Old Capital Securities to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

            8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Trust will notify you (such notice, if given orally, to be confirmed in writing) of the Company's and the Trust's acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered and you, of behalf of the Trust, will exchange such Old Capital Securities for New Capital Securities and cause such Old Capital Securities to be canceled. Delivery of New Capital Securities will be made on behalf of the Trust by you at the rate of $1,000 Liquidation Amount at maturity of New Capital Securities for each $1,000 Liquidation Amount at maturity of the Old Capital Securities tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Capital Securities by the Trust; provided, however, that in all cases, Old Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or an Agent's Message in lieu thereof) and any other required documents. You shall issue New Capital Securities only in denominations of $1,000 or any integral multiple thereof. Old Capital Securities may be tendered in whole or in part in denominations of $100,000 and integral multiples of $1,000 in excess thereof, provided that if any Old Capital Securities are tendered for exchange in part, the untendered Liquidation Amount thereof must be $100,000 or any integral multiple of $1,000 in excess thereof.

            9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

            10. The Company and the Trust shall not be required to exchange any Old Capital Securities tendered if

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any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company and the Trust not to exchange any Old Capital Securities tendered shall be given (such notice, if given orally, shall be confirmed in writing) by the Company or the Trust to you.

            11. If, pursuant to the Exchange Offer, the Company or the Trust does not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Capital Securities (or effect the appropriate book-entry transfer of the unaccepted Old Capital Securities), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

            12. All certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or for New Capital Securities shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you, the Trust and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

            13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

            14. As Exchange Agent hereunder you:

            (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Capital Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

            (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

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            (c) may rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

            (d) may act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

            (e) may conclusively rely on and shall be protected in acting upon written or oral instructions from any Administrative Trustee of the Trust or from any Designated Officer of the Company with respect to the Exchange Offer;

            (f) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Capital Securities; and

            (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

            15. You shall take such action as may from time to time be requested by any Administrative Trustee of the Trust, any Designated Officer of the Company, or Dewey Ballantine, counsel for the Company and the Trust, (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company or the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company or the Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Timothy J. Curry, Esq.

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            16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Timothy J. Curry, Esq. of the Company, and such other person or persons as the Trust or the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the Liquidation Amount of the Old Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company and the Trust or any such other person or persons as the Company or the Trust requests from time to time prior to the Expiration Date of such other information as they or such person reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company, the Trust and such person as the Company or the Trust may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company and the Trust shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate Liquidation Amount of Old Capital Securities not tendered or Old Capital Securities not accepted and deliver said list to the Company and the Trust at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate Liquidation Amount of Old Capital Securities tendered and the aggregate Liquidation Amount of Old Capital Securities accepted and deliver said list to the Company.

            17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

            18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of reasonable out-of-pocket expenses as set forth on Schedule I attached hereto.

            19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them to the

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extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

            20. (a) The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not thereafter be liable for the fees and expenses of any counsel retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided that the Company shall not be entitled to assume the defense of any such suit if the named parties to such suit include both the Company and you and representation of both parties by the same legal counsel would, in the written opinion of counsel to you, be inappropriate due to actual or potential conflicting interests between them.

            (b) You agree that, without the prior written consent of the Company, you will not settle, compromise or consent to the entry of judgment in connection with any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in

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accordance with the indemnification provisions of this Agreement (whether or not you or the Company or any of its officers, directors or controlling shareholders is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and its officers, directors and controlling shareholders from all liability arising out of such claim, action or proceeding.

            21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

            22. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            23. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            24. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by each party thereto. This Agreement may not be modified orally.

            25. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

            If to the Company or the Trust:

            c/o Executive Risk Inc.
            82 Hopmeadow Street
            Simsbury, Connecticut 06070-7683

            Facsimile: (860) 408-2002
            Attention: Timothy J. Curry

            With a copy to:

            Dewey Ballantine
            1301 Avenue of the Americas

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            New York, New York 10019

            Facsimile: (212) 259-6333
            Attention: James A. FitzPatrick, Jr.

            If to the Exchange Agent:

            The Chase Manhattan Bank
            450 West 33rd Street, 15th Floor
            New York, New York 10001

            Facsimile: (212) 946-8161
            Attention: Global Trust Services

            26. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 18, 20 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Capital Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

            27. This Agreement shall be binding and effective as of the date hereof.

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            Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    EXECUTIVE RISK INC.



                                    By: ______________________________
                                        Name:
                                        Title:


                                    EXECUTIVE RISK CAPITAL TRUST



                                    By: ______________________________
                                        Name:
                                        Title: Administrative
                                               Trustee


Accepted as of the date
first above written:

THE CHASE MANHATTAN BANK,
  as Exchange Agent



By:___________________________
   Name:
   Title:

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